Exhibit 99.2
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:15 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Reports Nine-Month Results
Richmond, VA • February 3, 2016 / PRNEWSWIRE
HIGHLIGHTS
Nine Months
Operating income down slightly to $101 million
Revenues of $1.3 billion declined on lower green prices and volumes
Improved gross margins
Strong shipments expected in fourth fiscal quarter

Third Quarter
Third quarter sales volumes at historic norms
___________________________________________________________________________________
George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV) reported that net income for the nine months ended December 31, 2015, was $61.1 million, or $2.18 per diluted share, compared with $68.8 million, or $2.43 per diluted share for the same period last year, reflecting changes in shipping patterns discussed below. Those results included certain non-recurring items, detailed in Other Items below, which totaled $0.03 and $0.18 per diluted share for the nine-month periods ended December 31, 2015 and 2014, respectively. For the quarter ended December 31, 2015, net income was $44.5 million, or $1.60 per diluted share, compared with net income for the prior year’s third fiscal quarter of $53.0 million, or $1.87 per diluted share. Those results also included certain non-recurring items, detailed in Other Items below, which totaled $0.08 and ($0.03) per diluted share for the quarters ended December 31, 2015 and 2014, respectively.

Segment operating income was $102.8 million for the nine months ended December 31, 2015, a decrease of $11.7 million from the prior year’s comparable period, mainly due to lower results in the North America and Other Regions segments. Consolidated revenues decreased by 12% to $1.3 billion for the nine-month period, reflecting lower green prices, a modest decline in sales volumes, and lower processing revenues. Segment operating income was down by 27% to $68.2 million for the three months ended December 31,

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Universal Corporation

2015, compared with the prior year’s third fiscal quarter, which included strong volumes from shipments delayed from the first half of that fiscal year.

Mr. Freeman stated, “As we discussed last quarter, our shipping patterns continue to be more weighted toward the second half of the fiscal year. Our volumes increased during the first half of the current fiscal year compared to the prior year, but as anticipated, our third fiscal quarter volumes this year were weaker in comparison to last year’s pattern. Last year’s high third quarter volumes reflected shipments delayed from the first and second fiscal quarters due to a later start to the crop season and slower timing of shipping instructions that year. In the current fiscal year, the third quarter volumes returned to more historic norms. Furthermore, our second half sales volumes this year are heavily skewed to the fourth fiscal quarter, continuing a trend in customer shipping patterns that has become more pronounced in recent years.

“Despite the reduced volumes that impacted our comparable results for the third fiscal quarter, our fiscal year-to-date gross profit margin percentage was slightly higher than last year’s comparable period, and our selling, general, and administrative costs were down about 6%. Our uncommitted inventories were well within our target range at about 14%, and our net debt at December 31, 2015 was more than $120 million lower than the prior year level. We are still expecting the current fiscal year’s lamina sales volumes to slightly exceed last year’s, however, we have a large amount of tobacco scheduled to ship in the fourth fiscal quarter. As a result, we may encounter logistical challenges that could push some of those volumes into the first fiscal quarter of 2017 as carryover crop sales. Our new food ingredient facility has begun commercial production, and we are working with customers on the extensive process of qualifying our processing plant and juice products.

“We have lowered our industry leaf production estimates for the 2016 crop year.  We are now forecasting an 11% decline in flue-cured crops produced outside of China and a 6% decline in burley crops, both in comparison to the 2015 crop year.  The El Nino weather pattern has negatively impacted crop production levels in Brazil, and this weather pattern also has the potential to affect African crops.  We believe that production declines resulting from this weather pattern, combined with reduced plantings in some origins, will bring markets largely into balance in fiscal year 2017. While we are pleased to see the movement away from the oversupplied conditions that have characterized the past two years, we remain cautious in our future crop planning and contracting commitments in order to remain in alignment with the global leaf requirements of our customers.

“We continue to work with our longstanding customers to find ways to improve supply chain efficiencies in origins where such opportunities are available. Our latest such move was the recent purchase of our former joint venture partner’s share of Procesadora Unitab S.A., the sole leaf processing operation in Guatemala. We expect to continue to fulfill our former partner’s leaf requirements in that origin. We are pleased to be able to support this market, which is part of our North America segment.”

FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:
OTHER REGIONS:

Operating income for the Other Regions segment decreased by $2.4 million to $87.7 million for the nine months ended December 31, 2015, compared to the same period of the prior fiscal year. Lower sales volumes, primarily in South America and lower green leaf prices reduced overall revenues for the segment, but segment gross margins improved on a percentage basis. While the segment benefited from higher carryover crop sales in some origins, the later timing of some current crop shipments, which have been delayed into the fourth fiscal quarter, reduced sales volumes in the nine months ended December 31, 2015.

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Universal Corporation

The impact of lower volumes on the segment was partially mitigated by lower local currency costs in some origins and fewer inventory writedowns. Reduced selling, general, and administrative expenses buoyed results significantly for the segment, as benefits from lower incentive compensation costs, lower customer claims, and the absence of last year’s large value-added tax valuation provision outweighed higher net currency remeasurement and exchange losses, primarily in Africa and Asia. Revenues for the Other Regions segment for the nine months ended December 31, 2015, were down about 14% to $1.0 billion, reflecting modestly lower volumes at lower average green leaf prices for the segment as a whole.

Operating income for the Other Regions segment declined $17.6 million to $61.3 million in the quarter ended December 31, 2015, compared with the previous year’s third fiscal quarter. Sales volume decreases in nearly all of the segment’s regions were the primary factor in the decline, in comparison with the unusually large volumes shipped in the third quarter of fiscal 2015. A combination of lower inventory writedowns, lower green leaf costs, and lower local-currency factory overheads contributed to an improved margin percentage for the segment. Selling, general, and administrative expenses increased modestly for this segment in the third fiscal quarter, mostly driven by unfavorable comparisons to last year’s reversal of accruals for value-added tax reserves and a gain on a sale of property, largely offset by lower customer claims and incentive compensation costs. Revenues for the Other Regions segment declined by 24% to $460.7 million in the quarter ended December 31, 2015, compared with the prior fiscal year, on the lower total volumes and lower average green prices.

NORTH AMERICA:
North America segment operating income of $12.9 million for the nine months and $5.8 million for the three months ended December 31, 2015, decreased by $8.9 million and $10.1 million, respectively, compared with the same periods in the previous fiscal year. Volumes were higher for the nine-month period in part due to old crop sales in the first fiscal quarter, but decreased in the three-month period. The product mix was less favorable in both periods compared with the prior fiscal year. Significantly lower processing volumes also impacted both periods in the current fiscal year, due largely to the previously announced changes in business with Philip Morris International in the United States from a toll processing model to sales of processed tobacco. These changes impact the timing of earnings recognition, as sales under the new model are recorded when the product ships. The majority of the 2015 current crop volumes sold under this new arrangement are expected to ship in the first quarter of fiscal 2017. Selling, general and administrative costs were flat for the nine-month period and declined modestly for the third fiscal quarter. Segment revenues were down by 12% to $179.5 million and by about 31% to $81.5 million for the nine and three-month periods ended December 31, 2015, respectively. In both periods, the decline was influenced by the lower toll processing revenues and a less favorable product mix from higher by-product sales.

OTHER TOBACCO OPERATIONS:
For the nine months ended December 31, 2015, the Other Tobacco Operations segment’s operating income decreased by $0.4 million to $2.1 million from results for the same period last fiscal year. Earnings improved for the dark tobacco operations on higher volumes, as well as better margins and lower overhead costs. That improvement was offset by reduced earnings, despite higher volumes, for the oriental joint venture mostly due to higher tax accruals and higher currency remeasurement losses. In addition, the special services group incurred losses primarily on startup and production testing costs for the new food ingredients business. Selling, general, and administrative costs for the segment were up slightly for the nine months ended December 31, 2015, compared with the previous fiscal year. Revenues for the Other Tobacco Operations segment increased by $11.3 million to $127.8 million for the period, as the stronger volumes for the dark tobacco operations were partly offset by lower overall green leaf prices.

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Universal Corporation

The Other Tobacco Operations segment operating income improved by $2.4 million to $1.1 million for the quarter ended December 31, 2015, compared with the same period for the previous fiscal year. Results for the dark tobacco business improved for the third fiscal quarter, mainly on higher volumes from earlier timing of shipments in the current year, as well as lower overhead costs, despite inventory writedowns in Indonesia from tobacco damaged by volcanic ash. Results in the third fiscal quarter also improved for the oriental joint venture on higher volumes, mostly due to timing of shipments delayed into the third fiscal quarter this year compared with the prior year. Selling, general, and administrative costs in the third quarter for the segment were relatively flat. Revenues for the segment increased by $7.3 million to $42.4 million for the third fiscal quarter on the higher volumes for the dark tobacco business, as well as increased volumes due to the timing of shipments of oriental tobaccos into the United States compared to the same period in the prior year.

OTHER ITEMS:
Cost of goods sold decreased by about 13% to $1.1 billion for the nine months, and by about 24% to $464.7 million for the third fiscal quarter ended December 31, 2015. For both periods, the reductions reflect the lower sales revenues in the respective periods, from reduced volumes and lower overall green leaf prices.

Selling, general, and administrative costs decreased by $10.9 million for the nine months ended December 31, 2015, and increased by $0.5 million for the third fiscal quarter of 2016 compared with the same periods in the prior fiscal year. In the nine-month period, benefits were achieved from a combination of items, including favorable comparisons to last year’s accruals for value-added tax reserves, lower loss provisions on advances to suppliers, lower incentive compensation costs, and reductions in local currency-denominated expenses from devaluation of foreign currencies, mainly in South America and Africa. Those benefits were partially offset by higher currency remeasurement and exchange losses, mainly in Africa and Asia, and costs incurred to settle third party challenges to the property rights and valuation of a large tract of forestry land. The increase in expense in the third fiscal quarter of 2016 was mostly driven by unfavorable comparisons to last year’s reversal of accruals for value-added tax reserves and a gain on a sale of property last year, offset in part by lower customer claims in the current year’s third fiscal quarter.

Results for the nine months ended December 31, 2015, included restructuring and impairment costs of $2.4 million ($0.07 per diluted share) and a gain of $3.4 million ($0.10 per diluted share) on remeasuring the Company’s interest in a tobacco processing joint venture to fair value upon acquiring our partner’s 50% ownership in the third fiscal quarter. Last year’s results for the nine months ended December 31, 2014, included an income tax benefit of $8.0 million ($0.28 per diluted share), arising from a subsidiary’s payment of a portion of a fine, and restructuring costs of $4.5 million ($0.10 per diluted share). Results for the three months ended December 31, 2015, included the gain mentioned above, and for the three months ended December 31, 2014, results included restructuring costs of $1.1 million ($0.03 per diluted share).

The consolidated effective income tax rates were approximately 32% and 34% for the quarters ended December 31, 2015 and 2014, respectively. In both periods, rates were lower than the federal statutory rates due to the favorable impact of local currency devaluation on deferred income taxes in certain foreign operations, mainly in Brazil. The consolidated effective tax rate for the nine-month period ended December 31, 2015, was approximately 29% compared to about 23% for the prior year comparable period. Income taxes for the nine-month period of fiscal year 2015 were impacted by a non-recurring benefit of $8.0 million arising from the partial payment of the European Commission fine by our Italian subsidiary in June 2014. In both years, the nine-month period was also influenced by lower net effective tax rates on income from certain foreign subsidiaries, as well as effects of changes in local currency exchange rates on deferred income tax balances.

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Universal Corporation

Additional information

Amounts included in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries. In addition, the total for segment operating income referred to in this discussion is a non-GAAP measure. This measure is not a financial measure calculated in accordance with GAAP and should not be considered as a substitute for net income, operating income, cash from operating activities or any other operating performance measure calculated in accordance with GAAP, and it may not be comparable to similarly titled measures reported by other companies. A reconciliation of the total for segment operating income to consolidated operating income is in Note 3. Segment Information, included in this earnings release. The Company evaluates its segment performance excluding certain significant charges or credits. The Company believes this measure, which excludes these items that it believes are not indicative of its core operating results, provides investors with important information that is useful in understanding its business results and trends.

This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation including the impact of regulations on tobacco products; product taxation; industry consolidation and evolution; changes in global supply and demand positions for tobacco products; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2015, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the fiscal year ended March 31, 2015.
At 5:00 p.m. (Eastern Time) on February 3, 2016, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through May 3, 2016. A taped replay of the call will be available through February 17, 2016, by dialing (855) 859-2056. The confirmation number to access the replay is 39559930.

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2015, were $2.3 billion. For more information on Universal Corporation, visit its website at www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$584,592	$758,054	$1,316,393	$1,493,642
Costs and expenses
Cost of goods sold	464,686	610,482	1,050,004	1,205,459
Selling, general and administrative expenses	54,081	53,539	166,187	177,125
Other income	(3,390)	—	(3,390)	—
Restructuring and impairment costs	—	1,143	2,389	4,493
Operating income	69,215	92,890	101,203	106,565
Equity in pretax earnings (loss) of unconsolidated affiliates	2,326	(527)	2,556	3,391
Interest income	452	148	896	358
Interest expense	3,937	4,637	11,733	13,509
Income before income taxes	68,056	87,874	92,922	96,805
Income tax expense	21,441	29,797	27,368	22,719
Net income	46,615	58,077	65,554	74,086
Less: net income attributable to noncontrolling interests in subsidiaries	(2,081)	(5,038)	(4,502)	(5,305)
Net income attributable to Universal Corporation	44,534	53,039	61,052	68,781
Dividends on Universal Corporation convertible perpetual preferred stock	(3,687)	(3,712)	(11,061)	(11,137)
Cost in excess of carrying value on repurchase of convertible perpetual stock	—	(18)	—	(18)
Earnings available to Universal Corporation common shareholders	$40,847	$49,309	$49,991	$57,626

Earnings per share attributable to Universal Corporation common shareholders:
Basic	$1.80	$2.13	$2.20	$2.49
Diluted	$1.60	$1.87	$2.18	$2.43

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	December 31,	December 31,	March 31,
	2015	2014	2015
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$167,625	$120,315	$248,783
Accounts receivable, net	267,632	290,234	434,362
Advances to suppliers, net	84,905	106,563	114,883
Accounts receivable—unconsolidated affiliates	762	342	1,907
Inventories—at lower of cost or market:
Tobacco	965,917	1,011,234	636,488
Other	65,123	74,791	62,195
Prepaid income taxes	16,359	13,842	17,811
Deferred income taxes	25,303	40,588	36,611
Other current assets	67,456	80,683	81,570
Total current assets	1,661,082	1,738,592	1,634,610

Property, plant and equipment
Land	22,870	16,868	16,790
Buildings	256,970	239,177	238,372
Machinery and equipment	591,292	580,026	576,010
	871,132	836,071	831,172
Less: accumulated depreciation	(545,518)	(530,731)	(525,783)
	325,614	305,340	305,389
Other assets
Goodwill and other intangibles	99,035	99,220	99,146
Investments in unconsolidated affiliates	75,351	82,341	76,512
Deferred income taxes	21,999	12,358	6,301
Other noncurrent assets	53,953	60,975	76,515
	250,338	254,894	258,474

Total assets	$2,237,034	$2,298,826	$2,198,473

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	December 31,	December 31,	March 31,
	2015	2014	2015
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$65,894	$116,771	$59,862
Accounts payable and accrued expenses	132,572	146,516	140,112
Accounts payable—unconsolidated affiliates	21,768	12,500	3,281
Customer advances and deposits	41,209	65,450	30,183
Accrued compensation	20,681	20,469	28,232
Income taxes payable	8,568	12,596	9,243
Current portion of long-term obligations	—	—	—
Total current liabilities	290,692	374,302	270,913

Long-term obligations	370,000	370,000	370,000
Pensions and other postretirement benefits	90,643	73,052	97,048
Other long-term liabilities	33,179	34,077	36,790
Deferred income taxes	33,324	42,843	26,628
Total liabilities	817,838	894,274	801,379

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Series B 6.75% Convertible Perpetual Preferred Stock, no par value, 220,000 shares authorized, 218,490 shares issued and outstanding (219,999 at December 31, 2014, and 218,490 at March 31, 2015)	211,562	212,633	211,562
Common stock, no par value, 100,000,000 shares authorized, 22,717,448 shares issued and outstanding (23,839,717 at December 31, 2014, and 22,593,266 at March 31, 2015)	206,941	205,699	206,002
Retained earnings	1,033,986	997,380	1,020,155
Accumulated other comprehensive loss	(70,439)	(47,168)	(74,994)
Total Universal Corporation shareholders' equity	1,382,050	1,368,544	1,362,725
Noncontrolling interests in subsidiaries	37,146	36,008	34,369
Total shareholders' equity	1,419,196	1,404,552	1,397,094

Total liabilities and shareholders' equity	$2,237,034	$2,298,826	$2,198,473

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Nine Months Ended December 31,
	2015	2014
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$65,554	$74,086
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation	27,221	26,355
Amortization	668	1,635
Net provision for losses (recoveries) on advances and guaranteed loans to suppliers	(1,026)	668
Foreign currency remeasurement loss (gain), net	21,492	14,231
Fair value gain upon acquisition of partner's interest in joint venture	(3,390)	—
Restructuring and impairment costs	2,389	4,493
Other, net	17,336	(719)
Changes in operating assets and liabilities, net	(123,781)	(122,372)
Net cash used by operating activities	6,463	(1,623)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(38,504)	(43,207)
Purchase of partner's interest in joint venture, net of cash held by the business	(5,964)	—
Proceeds from sale of property, plant and equipment	1,380	3,791
Other	(398)	—
Net cash used by investing activities	(43,486)	(39,416)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance (repayment) of short-term debt, net	4,168	57,075
Issuance of long-term obligations	—	370,000
Repayment of long-term obligations	—	(356,250)
Dividends paid to noncontrolling interests	(1,260)	(1,977)
Issuance of common stock	—	187
Repurchase of perpetual convertible preferred stock	—	(349)
Repurchase of common stock	—	(20,473)
Dividends paid on convertible perpetual preferred stock	(11,061)	(11,137)
Dividends paid on common stock	(35,349)	(35,485)
Debt issuance costs and other	—	(2,985)
Net cash provided by financing activities	(43,502)	(1,394)

Effect of exchange rate changes on cash	(633)	(784)
Net decrease in cash and cash equivalents	(81,158)	(43,217)
Cash and cash equivalents at beginning of year	248,783	163,532

Cash and cash equivalents at end of period	$167,625	$120,315

See accompanying notes.

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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, which together with its subsidiaries is referred to herein as “Universal” or the “Company,” is the leading global leaf tobacco supplier. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. This Form 10-Q should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015.

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands, except share and per share data)	2015	2014	2015	2014

Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$44,534	$53,039	$61,052	$68,781
Less: Dividends on convertible perpetual preferred stock	(3,687)	(3,712)	(11,061)	(11,137)
Less: Cost in excess of carrying value on repurchases of convertible perpetual preferred stock	—	(18)	—	(18)
Earnings available to Universal Corporation common shareholders for calculation of basic earnings per share	40,847	49,309	49,991	57,626

Denominator for basic earnings per share
Weighted average shares outstanding	22,717,043	23,095,861	22,671,943	23,165,553

Basic earnings per share	$1.80	$2.13	$2.20	$2.49

Diluted Earnings Per Share
Numerator for diluted earnings per share
Earnings available to Universal Corporation common shareholders	$40,847	$49,309	$49,991	$57,626
Add: Dividends on convertible perpetual preferred stock (if conversion assumed)	3,687	3,712	—	11,137
Add: Cost in excess of carrying value on repurchases of convertible perpetual preferred stock	—	18	—	18
Earnings available to Universal Corporation common shareholders for calculation of diluted earnings per share	44,534	53,039	49,991	68,781

Denominator for diluted earnings per share
Weighted average shares outstanding	22,717,043	23,095,861	22,671,943	23,165,553
Effect of dilutive securities (if conversion or exercise assumed)
Convertible perpetual preferred stock	4,857,262	4,852,940	—	4,845,818
Employee share-based awards	280,603	342,216	285,107	328,060
Denominator for diluted earnings per share	27,854,908	28,291,017	22,957,050	28,339,431

Diluted earnings per share	$1.60	$1.87	$2.18	$2.43

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Universal Corporation

NOTE 3. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although the dark air-cured and oriental tobacco businesses are each evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in the pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands of dollars)	2015	2014	2015	2014

SALES AND OTHER OPERATING REVENUES
Flue-cured and burley leaf tobacco operations:
North America	$81,463	$118,844	$179,456	$203,850
Other regions (1)	460,729	604,100	1,009,162	1,173,341
Subtotal	542,192	722,944	1,188,618	1,377,191
Other tobacco operations (2)	42,400	35,110	127,775	116,451
Consolidated sales and other operating revenues	$584,592	$758,054	$1,316,393	$1,493,642

OPERATING INCOME
Flue-cured and burley leaf tobacco operations:
North America	$5,750	$15,864	$12,949	$21,821
Other regions (1)	61,318	78,958	87,673	90,044
Subtotal	67,068	94,822	100,622	111,865
Other tobacco operations (2)	1,083	(1,316)	2,136	2,584
Segment operating income	68,151	93,506	102,758	114,449
Deduct: Equity in pretax (earnings) loss of unconsolidated affiliates (3)	(2,326)	527	(2,556)	(3,391)
Restructuring and impairment costs (4)	—	(1,143)	(2,389)	(4,493)
Add: Other income (5)	3,390	—	3,390	—
Consolidated operating income	$69,215	$92,890	$101,203	$106,565

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.

(2)
Includes Dark Air-Cured, Special Services, and Oriental, as well as inter-company eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because its financial results consist principally of equity in the pretax earnings of an unconsolidated affiliate.

(3)
Equity in pretax earnings of unconsolidated affiliates is included in segment operating income (Other Tobacco Operations segment), but is reported below consolidated operating income and excluded from that total in the consolidated statements of income and comprehensive income.

(4)	Restructuring and impairment costs are excluded from segment operating income, but are included in consolidated operating income in the consolidated statements of income and comprehensive income.

(5)
Other income represents a gain from remeasuring to fair value the Company's original 50% ownership interest in Procesadora Unitab, S.A., a tobacco processing joint venture in Guatemala, upon acquiring the 50% interest held by the Company's joint venture partner. This item is excluded from segment operating income, but is included in consolidated operating income in the consolidated statements of income and comprehensive income.

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